UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 10, 2007

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51786	87-0722777
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Northwest Boulevard, Suite 202

Coeur d’Alene, Idaho 83814

(Address of principal executive offices, including zip code)

(208) 676-8321

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On July 10, 2007, NightHawk Radiology Holdings, Inc. (the “Company”), as Borrower, and Morgan Stanley Senior Funding, Inc., as Administrative Agent and a lender, entered into an Amended and Restated Credit Agreement (the “Credit Facility”) which amends and replaces the Company’s Credit Agreement, dated as of April 5, 2007. The Credit Facility provides for term loans in an amount of up to $150,000,000, with an option for the Company to request that the lenders advance up to an additional $75,000,000 in term loans for a total credit facility of up to $225,000,000. The Company borrowed $100,000,000 under the Credit Facility at closing and used the proceeds for general corporate purposes and to pay the fees and expenses incurred in connection with the Credit Facility. The additional funds available under the Credit Facility may be used by the Company for financing certain acquisitions and for general corporate purposes. Interest under the Credit Facility is based, at the option of the Company, on either: (i) a floating per annum rate based on the Administrative Agent’s prime rate plus a margin of 1.50% or (ii) a floating per annum rate (based upon one, two, three or six-month interest periods) based on LIBOR plus a margin of 2.50%. The term loan will be repaid in quarterly installments, with principal being amortized at an annual rate of 1%, and the remaining balance will be paid on the maturity date of July 10, 2014. The term loan is subject to mandatory prepayment under certain circumstances, including in connection with the Company’s receipt of proceeds from certain issuances of equity or debt, sales of assets and casualty events and from the Company’s excess cash flow. The term loan may be voluntarily prepaid without premium or penalty.

The Credit Facility is guaranteed by certain of the Company’s wholly owned operating subsidiaries, including NightHawk Radiology Services, LLC, the Company’s primary operating entity. Concurrent with the execution of the Amended and Restated Credit Agreement, the Company, each subsidiary that guaranteed the Credit Facility, and Morgan Stanley & Co., Incorporated, as Collateral Agent, entered into an Amended and Restated Guaranty and Collateral Agreement, pursuant to which the Company and the guarantors, including NightHawk Radiology Services, LLC, the Company’s primary operating entity, granted to the lenders under the Credit Facility a security interest in substantially all of the Company’s and each guarantor’s assets as collateral for the amounts borrowed by the Company under the Credit Facility and for the amounts guaranteed by each guarantor.

The Credit Facility contains customary affirmative, negative and financial covenants, including, among other requirements, negative covenants that restrict the Company’s ability to create liens, enter into mergers and acquisitions, pay dividends, repurchase stock, incur indebtedness, make investments and make capital expenditures, and financial covenants that establish applicable interest coverage ratios and limit the maximum leverage the Company can maintain at any one time.

The Credit Facility contains events of default that include, among others, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of covenants, cross defaults to certain other indebtedness, bankruptcy and insolvency events, material judgments, and events constituting a change of control. The occurrence of an event of default could result in an increased interest rate, the acceleration of the Company’s obligations under the Credit Facility and an obligation of the Company or any guarantor to repay the full amount of the Company’s borrowings under the Credit Facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 13, 2007

NIGHTHAWK RADIOLOGY HOLDINGS, INC.

	By:	/s/ Paul E. Cartee
Paul E. Cartee
Vice President and General Counsel